Exhibit A

(as of April 13, 2022)

First Trust STOXX European Select Dividend Index Fund
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund
First Trust Dow Jones Global Select Dividend Index Fund
First Trust Global Wind Energy Index ETF
First Trust Global Engineering and Construction Index ETF
First Trust NASDAQ Clean Edge Smart Grid Infrastructure Index Fund
First Trust Indxx Global Natural Resources Income ETF
First Trust Indxx Global Agricultural ETF
First Trust BICK Index Fund
First Trust Indxx NextG ETF (fka First Trust NASDAQ Smartphone Index Fund)
First Trust S-Network Future Vehicles & Technology ETF (fka First Trust NASDAQ Global Auto Index Fund)
First Trust Cloud Computing Index Fund
First Trust International IPO ETF
First Trust NASDAQ Cybersecurity ETF
First Trust IPOX Europe Equity Opportunities ETF
First Trust Dow Jones International Internet ETF
First Trust Indxx Metaverse ETF